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                                                                    EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement Nos. 333-26517, 333-34652 and 333-51133 on Form S-3, and Nos. 333-61724, 333-59084,
333-14863, 333-61723, 333-49091 and 333-49922 on Form S-8 of Loral Space &
Communications Ltd. (a Bermuda company) of our report dated March 27, 2001 (March 26, 2002 as to the 6(th) paragraph of Note 8 and Note 17) with respect to the consolidated financial statements of Globalstar, L.P. as of December 31, 2000 and the related statements of operations, partners' (deficiency) and cash flows for each of the two years in the period ended December 31, 2000, appearing in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

San Jose, California
March 26, 2002